EXHIBIT 11

                      NORTHWEST NATURAL GAS COMPANY

            Statement Re:  Computation of Per Share Earnings
                  (Thousands, except per share amounts)
                               (Unaudited)


                                             12 Months Ended December 31
                                             ---------------------------
                                              1995       1994     1993
                                              ----       ----     ----
Earnings Applicable to Common Stock          $35,259   $32,478   $34,159

    Preference Stock Dividends                     -       119       155
    Debenture Interest Less Taxes                528       534       572
                                             -------   -------   -------
Net Income Available for Fully-Diluted
 Common Stock                                $35,787   $33,131   $34,886
                                             =======   =======   =======

Average Common Shares Outstanding             14,545    13,295    13,074

    Stock Options                                 10        18        24
    Convertible Preference Stock                   -        83       108
    Convertible Debentures                       400       405       433
                                             -------    ------    ------
Fully-Diluted Common Shares                   14,955    13,801    13,639
                                             =======    ======    ======
Fully-Diluted Earnings Per Share
 of Common Stock                               $2.39     $2.40     $2.56
                                               =====     =====     =====


Note: Primary earnings per share are computed on the weighted daily average number of common shares outstanding each year. Outstanding stock options are common stock equivalents but are excluded from primary earnings per share computations due to immateriality.